As filed with the Securities and Exchange Commission on June 17, 2020

Registration No. 333-182460

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EQM Midstream Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	37-1661577
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2200 Energy Drive Canonsburg, Pennsylvania	15317
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED EQGP SERVICES, LLC 2012 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

Kirk R. Oliver

Senior Vice President and Chief Financial Officer

2200 Energy Drive

Canonsburg, Pennsylvania 15317

(724) 271-7600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ryan J. Maierson

Nick S. Dhesi

Latham & Watkins LLP

811 Main Street Suite 3700

Houston, Texas 77002

(713) 546-5400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 relates to Registration Statement No. 333-182460 on Form S-8 (the Registration Statement), filed by EQM Midstream Partners, LP, a Delaware limited partnership (EQM), with the Securities and Exchange Commission (the SEC) on June 29, 2012, pertaining to the registration of 2,000,000 common units representing limited partner interests of EQM under the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan, as amended by Post-Effective Amendment No. 1 to the Registration Statement, filed by EQM with the SEC on February 22, 2019, changing the name of the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan to the “Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan.”

On June 15, 2020, the limited partners of EQM approved that certain Agreement and Plan of Merger, dated as of February 26, 2020 (the Merger Agreement), by and among Equitrans Midstream Corporation, a Pennsylvania corporation (Equitrans Midstream), EQM LP Corporation, a Delaware corporation and a wholly owned subsidiary of Equitrans Midstream (EQM LP), LS Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of EQM LP (Merger Sub), EQM and EQGP Services, LLC, a Delaware limited liability company, a wholly owned subsidiary of Equitrans Midstream and the general partner of EQM. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into EQM (the Merger), with EQM continuing and surviving as an indirect, wholly owned subsidiary of Equitrans Midstream following the Merger.

The Merger became effective on June 17, 2020, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. In connection with the completion of the Merger, EQM terminated all offerings of securities pursuant to the Registration Statement. In accordance with undertakings made by EQM in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, EQM hereby removes from registration all of such securities of EQM registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Canonsburg, Commonwealth of Pennsylvania, on June 17, 2020.

EQM MIDSTREAM PARTNERS, LP

By:	EQGP Services, LLC, its general partner

By:	/s/ Kirk R. Oliver
Kirk R. Oliver
Senior Vice President and Chief Financial Officer

Note: Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement.